CONSENT OF INDEPENDENT ACCOUNTANTS

          To the Board of Trustees of
          T. Rowe Price Capital Appreciation Fund

              We consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of T. Rowe Price Capital Appreciation Fund (the "Fund") on Form N-1A (File Number 33-05646) of our report dated January 20, 1997, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


                                                /s/Coopers & Lybrand L.L.P.
                                                   COOPERS & LYBRAND L.L.P.
          Baltimore, Maryland
          February 28, 1997